Form NSAR
Q77O Transactions effected pursuant to Rule 10f3
Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Core Multi-Manager Fund
Date of Offering	12/02/2015
Purchase Date	12/02/2015
Settlement Date	12/07/2015
Security Name	Columbia Pipeline Group, Inc. (CPGX) Secondary
CUSIP	19828010
Offering Price (per share/par, USD$)	$17.50
Purchase Price (per share/par, USD$)	$17.50
Shares/Par Purchased	100.000
Compensation Paid to Underwriters (USD$)	$0.53
Total Paid by Fund (including fees, USD$)	$1,750.00
Class Size	71,500,000.000
Allocation to Fund (as % of Class)	0.0001%
Affiliated Underwriter	JPMorgan Securities
Underwriter Purchased From:	Credit Suisse
Underwriting Members: (1)	Goldman Sachs & Co
Underwriting Members: (2)	Barclays
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	JPMorgan Securities
Underwriting Members: (5)	Credit Suisse
Underwriting Members: (6)	Wells Fargo
Underwriting Members: (7)	BBVA Securities
Underwriting Members: (8)	BNP Paribas
Underwriting Members: (9)	MUFG
Underwriting Members: (10)	BofA Merrill Lynch
Underwriting Members: (11)	Mizuho Securities
Underwriting Members: (12)	Morgan Stanley
Underwriting Members: (13)	Scotia Howard Weil
Underwriting Members: (14)	Academy Securities
Underwriting Members: (15)	Fifth Third Securities
Underwriting Members: (16)	KeyBanc Capital Markets
Underwriting Members: (17)	Piper Jaffray
Underwriting Members: (18)	The Huntington Investment Company
Underwriting Members: (19)	Tuohy Brothers